News                                                              MARVEL
                                                               ENTERPRISES, INC.

              MARVEL ENTERPRISES ADOPTS STOCKHOLDER RIGHTS PLAN

New York, New York - September 1, 2000 -- Marvel Enterprises, Inc. (NYSE:
MVL) today announced that its Board of Directors has unanimously adopted a Stockholder Rights Plan.

The Company reported that it adopted the Plan in order to better protect stockholders and assure that they receive the full value of their investment in the event of any proposed takeover of the Company. Marvel noted that the adoption of the Plan was not in response to any specific attempt to acquire control of the Company and that the Company has no knowledge of any such interest on the part of any person or entity.

Commenting on the Plan, Marvel President and CEO, Peter Cuneo, said, "It is the responsibility of our Board of Directors at all times to preserve and enhance stockholder value. It is not the intention of the Plan to prevent the acquisition or takeover of the Company at some time in the future should the Board of Directors determine that such a transaction is in the best interest of the Company and its stockholders. Rather, the Plan is intended to help insulate the Company from abusive takeover tactics which are designed to gain control of the Company without paying a full and fair price to all of the stockholders."

The Plan, which is similar to plans adopted by many other U.S. companies, strengthens the ability of the Board to assure that the Company's stockholders receive fair and equal treatment and to protect the interests of the Company's stockholders, in the event of an unsolicited offer to acquire control of the Company. Importantly, it is intended to encourage any potential acquirer to negotiate the manner and terms of any proposed acquisition with the Board of Directors.

Terms of the Plan provide for a distribution to stockholders of record at the close of business on September 15, 2000 of one Right for each outstanding share of common stock held and 1.039 Rights for each outstanding share of 8% cumulative convertible exchangeable preferred stock of the Company held. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock (including shares of preferred stock convertible into common stock) or announces a tender offer or exchange offer for 15% or more of the common stock, or if stockholders who already own 15% or more of the common stock increase their holdings by more than a limited percentage. Depending on the circumstances, the effect of the exercise of the Rights will be to permit each holder of a Right to either purchase stock in the Company or stock of the buyer, at a substantial discount, and, in so doing, materially dilute the level of ownership of the buyer in the Company. The Company will be entitled to redeem the Rights at $.01 per Right at any time before a
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Marvel Adopts Stockholder Rights Plan, 9/1/00                       page 2 of 2



person has acquired 15% or more of the outstanding common stock. The Plan will expire on September 15, 2010.

A letter explaining in greater detail the terms of the Plan will be forwarded to stockholders following the September 15, 2000 record date.

With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in five divisions: entertainment (Marvel Studios), licensing, toys (Toy Biz), comic book publishing and Internet/New Media. Marvel facilitates the creation of entertainment projects, including feature films, television, home video and the Internet, based on its characters and also licenses its characters for use in a wide range of consumer products and services including video and computer games, apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to maintain a leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property. For additional information visit the Marvel Web site at http://www.marvel.com.

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptance of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, changes in technology and changes in governmental regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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For further information contact:
--------------------------------
Investor Relations                        Media
David Collins, Richard Land               Jeffrey Klein, Adam Fenton
Jaffoni & Collins                         Bender/Helper Impact
212/835-8500                              212/689-6360
mvl@jcir.com                              jeff_klein@bhimpact.com
                                          adam_fenton@bhimpact.com
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